EXHIBIT 99.1

Verso Paper Corp. Reports Second Quarter 2014 Results

Closing of NewPage Acquisition Still on Track for Second Half of 2014
MEMPHIS, Tenn., (August 14, 2014) - Verso Paper Corp. (NYSE: VRS) today reported financial results for the second quarter and six months ended June 30, 2014. Results for the quarters ended June 30, 2014 and 2013 include:

•	Net sales of $320.9 million in the second quarter of 2014 compared to $330.4 million in the second quarter of 2013.

•
Net loss before items of $34.3 million, or $0.64 per diluted share, in the second quarter of 2014, compared to net loss before items of $39.2 million, or $0.74 per diluted share, in the second quarter of 2013.

•
Adjusted EBITDA before pro forma effects of profitability program of $27.6 million in the second quarter of 2014, compared to $22.2 million in the second quarter of 2013 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the second quarter of 2014 decreased $9.5 million, or 2.9%, compared to the second quarter of 2013, reflecting a 4.2% decrease in average sales price per ton and a 1.4% increase in total sales volume. Prices for our pulp segment were higher while coated and other segment prices declined. Continued declines in the coated paper market were offset by operational and input price improvements.

“During the second quarter we experienced continued strength in the pulp and specialty paper segments of our business," said David Paterson, President and Chief Executive Officer of Verso.  "We experienced double digit improvements in these segments over the previous year, and we expect them to remain strong into the third quarter of 2014. During the second quarter our coated papers segment continued to show weakness in both price and volumes on a year over year basis.

“On the operations side, we continued to reduce our costs utilizing our R-Gap process and managing our SG&A and capital costs. Finally, we continued to make good progress during the quarter on our proposed acquisition of NewPage.”

Summary Results
Results of Operations - Comparison of the Second Quarter of 2014 to the Second Quarter of 2013

	Three Months Ended
	June 30,
(Dollars in thousands)	2014	2013
Net sales	$320,916	$330,385
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	275,620	293,888
Depreciation, amortization, and depletion	25,458	26,307
Selling, general, and administrative expenses	17,811	19,180
Restructuring charges	—	166
Total operating expenses	318,889	339,541
Other operating income	—	(686)
Operating income (loss)	2,027	(8,470)
Interest income	(1)	(5)
Interest expense	35,675	34,440
Other loss, net	9,182	134
Loss before income taxes	(42,829)	(43,039)
Income tax expense	10	—
Net loss	$(42,839)	$(43,039)

Net Sales.  Net sales for the second quarter of 2014 decreased 2.9% to $320.9 million from $330.4 million in the second quarter of 2013, reflecting a 4.2% decrease in average sales price per ton and a 1.4% increase in total sales volume.

Net sales for our coated papers segment decreased 10.9% in the second quarter of 2014 to $225.4 million from $253.1 million for the same period in 2013, due to a 6.0% decrease in paper sales volume and a 5.2% decline in average sales price per ton. The declines in sales volume and price were driven by declining demand for coated papers.

Net sales for our market pulp segment increased 20.1% in the second quarter of 2014 to $45.8 million from $38.2 million for the same period in 2013.  Sales volume increased 16.1% due to additional sales of excess pulp at our Androscoggin mill driven by favorable market pulp prices. The average sales price per ton increased 3.5% compared to the second quarter of 2013.

Net sales for our other segment increased 26.6% to $49.7 million in second quarter of 2014 from $39.1 million in the second quarter of 2013.  The overall increase was driven by a 32.8% increase in sales volume, partially offset by a 4.7% decrease in average sales price per ton.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $301.1 million in the second quarter of 2014 compared to $320.2 million in 2013, reflecting lower input prices and increased productivity associated with the deferral of annual maintenance outages at our mills.  Our gross margin, excluding depreciation, amortization, and depletion, was 14.1% for the second quarter of 2014 compared to 11.0% for the second quarter of 2013. Depreciation, amortization, and depletion expenses were $25.4 million for the second quarter of 2014 compared to $26.3 million for the second quarter of 2013.

Selling, general, and administrative.  Selling, general, and administrative expenses were $17.8 million in the second quarter of 2014 compared to $19.2 million for the second quarter of 2013.

Interest expense.  Interest expense for the second quarter of 2014 was $35.7 million compared to $34.4 million for the same period in 2013.

Other loss, net.  Other loss, net for the second quarter of 2014 was $9.1 million and reflected costs incurred in connection with the NewPage acquisition. Other loss, net of $0.1 million for the same period in 2013 reflected losses related to debt refinancing.

Results of Operations - Comparison of First Six Months of 2014 to the First Six Months of 2013

	Six Months Ended
	June 30,
(Dollars in thousands)	2014	2013
Net sales	$620,029	$663,605
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	577,997	585,747
Depreciation, amortization, and depletion	51,141	52,287
Selling, general, and administrative expenses	35,403	37,976
Restructuring charges	—	1,182
Total operating expenses	664,541	677,192
Other operating income	—	(3,971)
Operating loss	(44,512)	(9,616)
Interest income	(1)	(14)
Interest expense	70,152	69,100
Other loss, net	18,767	2,706
Loss before income taxes	(133,430)	(81,408)
Income tax expense	19	9
Net loss	$(133,449)	$(81,417)

Net Sales.  Net sales for the six months ended June 30, 2014, decreased 6.6% to $620.0 million from $663.6 million for the six months ended June 30, 2013, reflecting a 3.6% decline in total sales volume and a 3.1% decrease in average sales price per ton compared to the same period last year.

Net sales for our coated papers segment decreased 11.9% for the six months ended June 30, 2014 to $443.7 million from $503.6 million for the same period in 2013, due to a 7.4% decline in paper sales volume.  The average sales price per ton of coated paper decreased 4.9% compared to the same period last year.

Net sales for our market pulp segment increased 8.9% for the six months ended June 30, 2014 to $82.0 million from $75.4 million for the same period in 2013.  The average sales price per ton increased 8.3% compared to the same period last year due to improved market conditions. Sales volume increased 0.5% compared to the six months ended June 30, 2013.

Net sales for our other segment increased 11.3% to $94.3 million for the six months ended June 30, 2014 from $84.6 million for the six months ended June 30, 2013.  Sales volume increased 15.8% for the six months ended June 30, 2014 compared to the same period last year, while the average sales price decreased 3.9% compared to the six months ended June 30, 2013.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $629.1 million in the six months ended June 30, 2014 compared to $638.0 million in 2013.  Our gross margin, excluding depreciation, amortization, and depletion, was 6.8% for the six months ended June 30, 2014 compared to 11.7% for the six months ended June 30, 2013, reflecting higher average sales prices in 2013. Depreciation, amortization, and depletion expenses were $51.1 million for the six months ended June 30, 2014 compared to $52.3 million for the six months ended June 30, 2013.

Selling, general, and administrative.  Selling, general, and administrative expenses were $35.4 million in the six months ended June 30, 2014 compared to $38.0 million in 2013 as a result of decreased incentive compensation in light of declining operating performance.

Restructuring charges.  Restructuring charges for the six months ended June 30, 2013 were $1.2 million and consisted primarily of facility operations and personnel costs for the former Sartell mill site through the date of sale.

Other operating income.  Other operating income for the six months ended June 30, 2013 was $4.0 million and consisted of the gain on the sales of the former Sartell mill and the assets of Verso Fiber Farm LLC.

Interest expense.  Interest expense for the six months ended June 30, 2014 was $70.2 million compared to $69.1 million for the same period in 2013.

Other loss, net.  Other loss, net was $18.7 million for the six months ended June 30, 2014 and reflected costs incurred in connection with the NewPage acquisition. Other loss, net of $2.7 million for the same period in 2013 reflected losses related to debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the periods presented.

	Six		Three	Six	Twelve
	Months		Months	Months	Months
	Ended	Year Ended	Ended	Ended	Ended
	June 30,	December 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2013	2013	2014	2014	2014
Net loss	$(81.4)	$(111.2)	$(42.8)	$(133.4)	$(163.2)
Income tax benefit	—	(0.6)	—	—	(0.6)
Interest expense, net	69.1	137.8	35.7	70.2	138.9
Depreciation, amortization, and depletion	52.3	104.7	25.4	51.1	103.5
EBITDA	40.0	130.7	18.3	(12.1)	78.6
Adjustments to EBITDA:
NewPage acquisition-related costs(1)	—	5.2	9.1	18.7	23.9
Hedge (gains) losses (2)	—	(14.3)	(0.9)	10.8	(3.5)
Equity award expense(3)	0.9	1.8	0.4	0.8	1.7
Restructuring charges(4)	1.2	1.4	—	—	0.2
Loss on extinguishment of debt, net(5)	2.7	2.8	—	—	0.1
Other items, net(6)	(2.5)	1.9	0.7	1.5	5.9
Adjusted EBITDA before pro forma effects of profitability program	42.3	129.5	27.6	19.7	106.9
Pro forma effects of profitability program(7)					27.1
Adjusted EBITDA					$134.0

(1)	Represents costs incurred in connection with the NewPage acquisition.

(2)	Represents unrealized (gains) losses on energy-related derivative contracts.

(3)	Represents amortization of non-cash incentive compensation.

(4)	Represents costs primarily associated with the closure of the former Sartell mill in 2012.

(5)	Represents net losses related to debt refinancing.

(6)	Represents miscellaneous non-cash and other earnings adjustments, including the gains on sales of the former Sartell mill and the assets of Verso Fiber Farm LLC in 2013.

(7)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso

Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan.  Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.  Additional information about Verso is available on its website at www.versopaper.com.

References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Daylight Time) to discuss second quarter results. Analysts and investors may access the live conference call by dialing 719-325-2381 or, within the U.S. and Canada only, 888-287-5532, access code 3710612. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at investor.versopaper.com by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=147405. This release and Verso’s quarterly report on Form 10-Q for the three months ended June 30, 2014, will be made available on Verso's website at investor.versopaper.com by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 3710612. This replay will be available starting today at 12:00 p.m. (Eastern Daylight Time) and will remain available for 14 days.
Contact
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer

901-369-4128
robert.mundy@versopaper.com
www.versopaper.com
###